Exhibit 21

MOVIE STAR, INC.

Company owns 100% of the voting securities of its subsidiary, which are included in the consolidated financial statements.

Name of Subsidiary	Ownership	State of Incorporation
Cinejour Lingerie Inc.	100%	Canada